Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196886

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 12 DATED NOVEMBER 2, 2015
TO THE PROSPECTUS DATED MARCH 27, 2015

This supplement No. 12 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 12 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:

•changes to certain provisions of the prospectus, and
•the recent share pricing information

Provisions of the Prospectus

Cover Page

The third paragraph on the cover page of our Prospectus is hereby replaced with the following:

We are offering to the public on a continuous basis four classes of shares of our common stock pursuant to this prospectus: Class A shares, Class M shares, Class A-I shares and Class M-I shares. We are offering up to $2,700,000,000 in shares of our four classes of common stock, consisting of up to $2,400,000,000 of shares in our primary offering and up to $300,000,000 of shares pursuant to our distribution reinvestment plan. The four share classes have different minimum investment amounts, selling commissions and ongoing fees. We are offering to sell any combination of Class A, Class M, Class A-I and Class M-I shares with a dollar value up to the maximum offering amount. The per share purchase price for each share class varies from day-to-day and, on each day, equals our NAV per share for each class of common stock, plus, for Class A and Class A-I shares only, applicable selling commissions. Subject to certain exceptions, you must initially invest at least $10,000 in our Class A and Class M shares. You must initially invest at least $1,000,000 in our Class A-I and Class M-I shares, provided that the minimum investment amount may be reduced in the discretion of our board of directors, and by our advisor with respect to investments in our Class A-I and Class M-I shares by our executive officers and directors and their immediate family members and officers and employees of our advisor, our sponsor or other affiliates. This is a “best efforts” offering which means that LaSalle Investment Management Distributors, LLC, our dealer manager for this offering, will use its best efforts but is not required to sell any specific amount of shares in this offering. We intend to offer shares on a continuous basis for an indefinite period of time by filing a new registration statement before the end of each offering, subject to regulatory approval.

Questions and Answers About This Offering

The twentieth question and answer are hereby replaced with the following:

Q: Is there any minimum investment required?

A: The minimum initial investment in shares of our Class A and Class M common stock is $10,000. The minimum initial investment in shares of our Class A-I and Class M-I common stock is $1,000,000, provided that the minimum investment amount may be reduced in the discretion of our board of directors, and by our advisor with respect to investments by our executive officers and directors and their immediate family members and officers and employees of our advisor, our sponsor or other affiliates. The minimum subsequent investment in shares of any class of our common stock is $1,000 per transaction, except for purchases made under our distribution reinvestment plan.

Prospectus Summary

Class A, Class M, Class A-I and Class M-I Shares of Common Stock

The first paragraph is hereby replaced with the following:

We are offering to the public four classes of shares of our common stock: Class A, Class M, Class A-I and Class M-I shares. The minimum initial investment in shares of our Class A and Class M common stock is $10,000. The minimum initial investment in shares of our Class A-I and Class M-I common stock is $1,000,000, provided that the minimum investment amount may be reduced in the discretion of our board of directors, and by our advisor with respect to investments in Class A-I and Class M-I shares by our executive officers and directors and their immediate family members and officers and employees of our advisor, our sponsor or other affiliates. The minimum subsequent investment in shares of any class is $1,000 per transaction, provided that the minimum subsequent investment amount for all share classes does not apply to purchases made under our distribution reinvestment plan. Class M and Class M-I shares are available for purchase in this offering (1) through fee-based programs, also known as wrap accounts, of investment dealers, (2) through participating broker-dealers that have alternative fee arrangements with their clients, (3) through certain registered investment advisers, (4) through bank trust departments who charge fiduciary fees on the shares or any other organization or person authorized to act in a fiduciary capacity for its clients or customers for a fee, (5) by endowments, foundations, pension funds and other institutional investors or (6) by our executive officers and directors and their immediate family members, as well as officers and employees of our advisor, our sponsor or other affiliates and their immediate family members, and, if approved by our board of directors or our advisor, joint venture partners, consultants and other service providers.

Description of Capital Stock

The sixth and seventh paragraphs are hereby replaced with the following:

Class A-I Shares

Each Class A-I share issued in the primary offering is subject to a selling commission of up to 1.5% of the NAV per Class A-I share on the date of purchase. In addition, we pay our dealer manager a dealer manager fee that accrues daily in an amount equal to up to 1/365th of 0.30% of the amount of our NAV for the Class A-I shares for such day on a continuous basis from year to year, subject to certain limitations. Investors in Class A-I shares must purchase the minimum investment amount of at least $1,000,000 in shares, provided that the minimum initial investment amount may be reduced in the discretion of our board of directors, and by our advisor with respect to investments by our executive officers and directors and their immediate family members and officers and employees of our advisor, our sponsor or other affiliates.

Class M-I Shares

No selling commissions are paid in connection with the sale of any Class M-I shares. We pay our dealer manager a dealer manager fee that accrues daily in an amount equal to up to 1/365th of 0.05% of the amount of our NAV for the Class M-I shares for such day on a continuous basis from year to year, subject to certain limitations. Class M-I shares are available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, of investment dealers, (2) through participating broker-dealers that have alternative fee arrangements with their clients, (3) through certain registered investment advisers, (4) through bank trust departments who charge fiduciary fees on the shares or any other organization or person authorized to act in a fiduciary capacity for its clients or customers for a fee, (5) by endowments, foundations, pension funds and other institutional investors or (6) by our executive officers and directors and their immediate family members, as well as officers and employees of our advisor, our sponsor or other affiliates and their immediate family members, and, if approved by our board of directors or our advisor, joint venture partners, consultants and other service providers. Investors in Class M-I shares must purchase the minimum investment amount of at least $1,000,000 in shares, provided that the minimum initial investment amount may be reduced in the discretion of our board of directors, and by our advisor with respect to investments by our executive officers and directors and their immediate family members and officers and employees of our advisor, our sponsor or other affiliates.

Plan of Distribution

The fourth paragraph is hereby replaced with the following:

The minimum initial investment in shares of our Class A and Class M common stock is $10,000. Investors in Class A-I and Class M-I shares must purchase a minimum investment amount of at least $1,000,000 in shares, provided that the minimum initial investment amount for Class A-I and Class M-I shares may be reduced in the discretion of our board of directors, and by our advisor with respect to investments by our executive officers and directors and their immediate family members and officers and employees of our advisor, our sponsor or other affiliates. The minimum subsequent investment in shares of any class is $1,000 per transaction, provided that the minimum subsequent investment amount for all share classes does not apply to purchases made under our distribution reinvestment plan.

Recent Share Pricing Information

Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from October 1 to October 31, 2015, for all of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
October 1, 2015	$11.08	$11.10	$11.11	$11.11	$11.10
October 2, 2015	$11.08	$11.11	$11.11	$11.11	$11.10
October 5, 2015	$11.09	$11.11	$11.11	$11.12	$11.10
October 6, 2015	$11.09	$11.11	$11.11	$11.12	$11.10
October 7, 2015	$11.09	$11.11	$11.11	$11.12	$11.10
October 8, 2015	$11.09	$11.11	$11.12	$11.12	$11.10
October 9, 2015	$11.09	$11.11	$11.11	$11.12	$11.11
October 12, 2015	$11.09	$11.11	$11.12	$11.12	$11.11
October 13, 2015	$11.09	$11.11	$11.12	$11.12	$11.11
October 14, 2015	$11.09	$11.12	$11.12	$11.12	$11.11
October 15, 2015	$11.09	$11.12	$11.12	$11.12	$11.11
October 16, 2015	$11.09	$11.12	$11.12	$11.12	$11.11
October 19, 2015	$11.09	$11.12	$11.12	$11.12	$11.11
October 20, 2015	$11.25	$11.27	$11.28	$11.28	$11.27
October 21, 2015	$11.23	$11.26	$11.26	$11.27	$11.25
October 22, 2015	$11.24	$11.26	$11.27	$11.27	$11.26
October 23, 2015	$11.24	$11.26	$11.27	$11.27	$11.26
October 26, 2015	$11.24	$11.27	$11.27	$11.28	$11.26
October 27, 2015	$11.24	$11.27	$11.27	$11.28	$11.26
October 28, 2015	$11.23	$11.26	$11.27	$11.27	$11.26
October 29, 2015	$11.24	$11.26	$11.27	$11.27	$11.26
October 30, 2015	$11.24	$11.26	$11.27	$11.27	$11.26
(1) Shares of Class D common stock are only available pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.